Exhibit 3.3

Delaware
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RMD ENTERTAINMENT GROUP, INC.”, CHANGING ITS NAME FROM "RMD ENTERTAINMENT GROUP, INC." TO "TECHCOM, INC.", FILED IN THIS OFFICE ON THE TWENTY SIXTH DAY OF FEBRUARY, A.D. 2020, AT 1:38 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

RMD Entertainment Group, Inc. (the “Corporation”), a corportion organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation duly approved and amendment to Article FIRST of the Certificate of Incorporation of the Corporation to change the name of the Corporatioon to “TechCom, Inc.”, declaring said amendment to be advisable.

SECOND: That Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

FIRST: the name of the Corporation is TechCom, Inc.

THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 20 day of February, 2020

/s/ Seng Yeap Kok

Seng Yeap Kok

Chairman and Chief Executive Officer

2